EXHIBIT 4.2

                             STOCK PURCHASE WARRANT



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HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE
SECURITIES LAWS OF ANY OTHER JURISDICTION, AND NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON ITS EXERCISE OR CONVERSION MAY BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND THE SECURITIES LAWS OF APPLICABLE JURISDICTIONS, OR UNLESS IN THE OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY, SUCH OFFER, SALE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS OF SUCH ACT AND SUCH LAWS.


                             STOCK PURCHASE WARRANT

                          UCI MEDICAL AFFILIATES, INC.
                                  COMMON STOCK
                                ($0.05 PAR VALUE)


50,000 Shares                                            Dated: October 6, 1997

           This certifies that, for value received, FPA MEDICAL MANAGEMENT, INC., a Delaware corporation ("FPA"), is entitled upon the due exercise hereof to purchase up to Fifty Thousand (50,000) shares of Common Stock, $0.05 par value, (the "Warrant Shares"), of UCI MEDICAL AFFILIATES, INC., a Delaware corporation (hereinafter called the "Company"), upon the terms and conditions set forth herein.

           1.        Grant of Warrants

                     A. First Warrant. At any time during the period commencing on the date hereof and terminating at 5:00 P.M. Columbia, South Carolina time on September 30, 2000, FPA may purchase up to Twenty-Five Thousand (25,000) Warrant Shares for a cash purchase price of $2.5625 per Warrant Share (the "Exercise Price"), payable upon the exercise of this First Warrant, subject to adjustment upon the occurrence of the contingencies set forth hereinbelow. This First Warrant may be exercised in whole or in part but not as to a fractional share of Common Stock.

                     B. Second Warrant. So long as on April 6, 1998 (a) the principal amount of the Convertible Subordinated Debenture described in Section 2 below (the "Debenture") remains outstanding, and (b) the Debenture has not been converted into Common Stock pursuant to the terms thereof, the Company on such date grants to FPA a warrant (the "Second Warrant") to purchase up to Ten Thousand (10,000) additional Warrant Shares at any time during the period commencing on April 6, 1998 and terminating at 5:00 P.M. Columbia, South Carolina time on April 5, 2001 for the Exercise Price per Warrant Share payable upon the exercise of this Second Warrant, subject to adjustment upon the occurrence of the contingencies set forth hereinbelow. This Second Warrant may be exercised in whole or in part but not as to a fractional share of Common Stock.

                     C. Third Warrant. So long as on October 6, 1998 (a) the principal amount of the Debenture remains outstanding, and (b) the Debenture has not been converted into Common Stock pursuant to the terms thereof, the Company on such date grants to FPA a warrant (the "Third Warrant") to purchase up to Ten Thousand (10,000) additional Warrant Shares at any time during the period commencing on October 6, 1998 and terminating at 5:00 P.M. Columbia, South Carolina time on October 5, 2001 for the Exercise Price per Warrant Share payable upon the exercise of this Third Warrant, subject to adjustment upon the occurrence of the contingencies set forth hereinbelow. This Third Warrant may be exercised in whole or in part but not as to a fractional share of Common Stock.

                     D. Fourth Warrant. So long as on October 6, 1999 (a) the principal amount of the Debenture remains outstanding, and (b) the Debenture has not been converted into Common Stock pursuant to the terms thereof, the Company on such date grants to FPA a warrant (the "Fourth Warrant") to purchase up to Ten Thousand (10,000) additional Warrant Shares at any time during the period commencing on October 6, 1999 and terminating at 5:00 P.M. Columbia, South Carolina time on October 5, 2002 for the Exercise Price per Warrant Share payable upon the exercise of this Fourth Warrant, subject to adjustment upon the occurrence of the contingencies set forth hereinbelow. This Fourth Warrant may be exercised in whole or in part but not as to a fractional share of Common Stock.


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                     E. Fifth Warrant. So long as on October 6, 2000 (a) the
principal amount of the Debenture remains outstanding, and (b) the Debenture has not been converted into Common Stock pursuant to the terms thereof, the Company on such date grants to FPA a warrant (the "Fifth Warrant") to purchase up to Ten Thousand (10,000) additional Warrant Shares at any time during the period commencing on October 6, 2000 and terminating at 5:00 P.M. Columbia, South Carolina time on October 5, 2003 for the Exercise Price per Warrant Share payable upon the exercise of this Fifth Warrant, subject to adjustment upon the occurrence of the contingencies set forth hereinbelow. This Fifth Warrant may be exercised in whole or in part but not as to a fractional share of Common Stock.

           2. Subject to Debenture. This Stock Purchase Warrant is executed in connection with, and is subject to, that certain Convertible Subordinated Debenture in the original principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) executed as of the date hereof by the Company in favor of FPA.

           3. Exercise. Upon delivery of notice of exercise, duly executed, together with payment of the Exercise Price in cash or by check for the shares of Common Stock thereby purchased, at the principal executive offices of the Company, FPA shall be entitled to receive, and shall promptly receive, a certificate or certificates in proper form for the shares of Common Stock so purchased.

           4. No Transfer of Warrant. This Warrant and all rights hereunder may not be sold, transferred, assigned, pledged or hypothecated in whole or in part, except FPA upon written notice to the Company may assign its rights and obligations, if any, hereunder to any corporation wholly-owned by FPA.

           5. Adjustment of Exercise Price and Number of Shares Purchasable Hereunder. In case the Company shall at any time after the date of this Agreement (i) declare a dividend or make a distribution on the Common Stock in shares of its Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Exercise Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

           6. Charges, Taxes and Expenses. The issuance of certificates of shares of Common Stock upon any exercise or conversion of this Warrant shall be made without charge to the holder hereof for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

           7. Covenants of Issuer. The Company covenants and agrees that all Common Stock and, if applicable, other securities that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than taxes in respect of any transfer to a person other than the holder of this Warrant occurring contemporaneously with such issue). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock and, if applicable, other securities to provide for the exercise in full of the rights represented by this Warrant. The Company will provide to, or make available to, as the case may be, the holder of this Warrant the same information, reports and notices as it shall provide to, or make available to, the holders of its Common Stock.

           8. Holder's Rights. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a shareholder of the Company for any purpose.

           9. Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed by the laws of the State of South Carolina.

           10. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the holder hereof.

           11. Headings. Headings of the paragraphs in this Warrant are for convenience and reference only and

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shall not, for any purpose, be deemed a part of this Warrant.

           12. Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

                     Company:             UCI Medical Affiliates, Inc.
                                          1901 Main Street
                                          Suite 1200
                                          Columbia, SC 29201
                                          Attn:  Jerry F. Wells, Jr.

                     FPA:                 FPA Medical Management, Inc.
                                          3636 Nobel Drive
                                          Suite 200
                                          San Diego, CA 92122
                                          Attn:  Steve Lash

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

           13. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

           IN WITNESS WHEREOF, the Company has caused this Stock Purchase Warrant to be signed by its duly authorized officer and its corporate seal to be affixed hereto.


                                 UCI MEDICAL AFFILIATES, INC.



                                 By:     /s/ M. F. McFarland
                                      -----------------------------------------
ATTEST:                          Its:     President and Chief Executive Officer
                                      -----------------------------------------

   /s/ Jerry F. Wells
-----------------------
Secretary


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